Exhibit 99.1

ATI Announces Fourth Quarter and Full Year 2016 Results

Fourth Quarter 2016 Results

  Sales were $796 million, up 3% compared to Q3 2016
  Business segment operating profit improved to $53 million, or 6.7% of sales
    High Performance Materials & Components segment operating profit improved to $54 million, or 11% of sales
      Increase of almost 15% compared to Q3 2016
    Flat Rolled Products segment nearly break-even, at $1 million operating loss
  Net income attributable to ATI was $10 million, or $0.09 per share
    Results include $29 million pretax, or $(0.17) per share, of restructuring charges across HPMC titanium operations and the FRP segment
    $32 million income tax benefit above a normal 35% tax rate, or $0.30 per share, primarily related to income tax valuation allowance changes
  Excluding the restructuring costs and the above-normal income tax benefit, Q4 2016 net loss was $4 million, or $(0.04) per share

Full Year 2016 Results

  Sales were $3.1 billion, with over 50% of sales to the aerospace and defense market
  Net loss attributable to ATI was $641 million, or $(5.97) per share
    Results include $544 million after tax, or $(5.06) per share, of restructuring and other non-recurring charges, and income tax valuation allowances
  Completed significant HPMC restructuring actions across titanium operations, including indefinitely idling the Rowley, UT facility
  Ongoing FRP restructuring to focus on value, not volume, including permanent idling of Midland and Bagdad, PA facilities

PITTSBURGH--(BUSINESS WIRE)--January 24, 2017--Allegheny Technologies Incorporated (NYSE: ATI) reported fourth quarter 2016 sales of $796 million and net income attributable to ATI of $10 million, or $0.09 per share. Fourth quarter 2016 results include $29 million of pre-tax restructuring charges, including $13 million for additional High Performance Materials & Components (HPMC) segment closure-related actions at the Rowley, UT, Frackville, PA and Albany, OR titanium operations, and $16 million for Flat Rolled Products (FRP) segment closure-related costs at the Midland and Bagdad, PA facilities, and for additional FRP severance charges. Excluding these restructuring costs and an above-normal income tax benefit, the net loss attributable to ATI was $4 million, or $(0.04) per share.

For the full year 2016, ATI reported a net loss attributable to ATI of $641 million, or $(5.97) per share, on $3.1 billion in sales. Adjusted results were a net loss of $97 million, or $(0.91) per share, excluding $(5.06) per share for the following items, net of tax: $355 million of restructuring charges primarily relating to asset impairment charges following the idling of the Rowley facility, $48 million of work stoppage, return-to-work, and Rowley excess production costs which will not re-occur, and $141 million of income tax valuation allowances, primarily related to ATI’s U.S. federal deferred tax assets.

“Our fourth quarter 2016 results represent a positive ending to a difficult year. Growth was strong for our next-generation aerospace products, and ATI benefited from significant restructuring actions across the Company,” said Rich Harshman, Chairman, President and Chief Executive Officer. “High Performance Materials & Components operating profit reached 11% of sales. The Flat Rolled Products segment results were close to break-even, after four years of operating losses.

“The full year 2016 has been a period of transition for ATI as we made hard decisions and took significant actions to improve our cost structure and lay the groundwork for future long-term profitable growth. Sales to the aerospace and defense market were over 50% of sales. Our next-generation, differentiated jet engine product mix continued to grow, and our airframe titanium product shipments remained strong. Our Flat Rolled Products segment made progress to achieve sustainable profitability primarily as a result of cost reduction and restructuring actions.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas, electrical energy, automotive and medical represented 80% of ATI sales for 2016:
    Sales to the aerospace and defense markets were $1.59 billion and represented 51% of ATI sales: 28% jet engine, 15% airframe, 8% government aero/defense. ATI’s sales to the commercial aerospace market increased $106 million, or 9%, in 2016 compared to 2015.
    Sales to the oil and gas market were $281 million and represented 9% of ATI sales. ATI’s sales to this market decreased 48% in 2016 compared to 2015 and decreased 63% from 2014, when sales were $752 million.
    Sales to the electrical energy market were $233 million and represented 7% of ATI sales. ATI’s sales to this market decreased 37% in 2016 compared to 2015, including the effects of exiting the grain-oriented electrical steel (GOES) market in early 2016.
    Sales to the automotive market were $233 million and represented 7% of ATI sales.
    Sales to the medical market were $196 million and represented 6% of ATI sales.
  Direct international sales were $1.3 billion and represented 41% of ATI’s 2016 sales.

“Fourth quarter 2016 HPMC segment operating profit improved for the sixth consecutive quarter and almost 15% sequentially. Segment operating profit was $54 million, or 11% of sales,” Harshman continued. “Segment sales were $477 million, a 3% increase compared to the third quarter 2016. Sales to the aerospace and defense market represented 76% of fourth quarter segment sales: 44% jet engine, 19% airframe and 13% government aero/defense. Our HPMC results continue to benefit from the transition to next-generation aircraft and engines. Challenging business conditions continued in other key HPMC end markets such as oil & gas and electrical energy.

“We completed our titanium operations restructuring activities in the HPMC segment. The indefinite idling of the Rowley, UT premium titanium sponge production facility was completed in the fourth quarter 2016, as was the closure of the Frackville, PA titanium wire production facility, and the idling of certain titanium manufacturing operations in Albany, OR. We recorded $13 million in restructuring charges for these actions in the fourth quarter 2016, which are excluded from HPMC segment results.

“Our FRP segment achieved near-breakeven results in the fourth quarter 2016 on sales of $319 million, which increased 3% compared to the third quarter 2016. Weakness continued in the oil & gas market, which is the segment’s largest end market. FRP segment results are showing the benefits of our significant efforts on cost reductions and operating improvements, including benefits from the HRPF. In October 2016, we announced the permanent idling of FRP’s Midland, PA standard/commodity stainless melt shop and finishing operations, and of FRP’s Bagdad, PA GOES facility. We recorded $16 million of fourth quarter 2016 restructuring charges associated with these actions and other workforce reduction costs, which are excluded from FRP segment results.

“Capital expenditures were $202 million in 2016, including $27 million in the fourth quarter 2016. Approximately $85 million of 2016 capital expenditures related to scheduled HRPF payments. At December 31, 2016, cash on hand was $230 million, and available liquidity under our Asset Based Lending facility was approximately $310 million. Cash provided by operations in the fourth quarter 2016 was $68 million, as we improved our managed working capital position.”

Strategy and 2017 Outlook

“Our HPMC segment is very well-positioned for profitable growth, especially in the next-generation jet engine platforms,” Harshman continued. “In 2017, we expect HPMC segment sales growth of approximately 10%, and operating profit as a percentage of sales to improve to the low-teens. Our HPMC segment is expected to continue sustained profitable growth, supported by long-term agreements that provide significant growth and share gains for ATI on next-generation airplanes and the jet engines that power them. We expect our cost structure to continue to improve throughout the year as a result of our 2016 titanium operations restructuring actions, including achieving a better balance of titanium raw material cost inputs following the idling of our Rowley titanium sponge production facility. Additionally, our isothermal and hot-die forge press utilization continues to improve to meet aerospace demand growth, including new market share gains. We have sufficient available capacity for the forecasted growth in demand over the next several years.

“The FRP segment made tremendous progress throughout 2016 toward returning to profitability, but our work is not done. As we continue to reposition this business to a higher value product mix, we expect shipments of our specialty coil and plate products to improve in 2017 and benefit from the HRPF capabilities, particularly for our 48”-wide nickel-based alloy sheet. In 2017, we expect the FRP segment to achieve sequential sales growth through the first two quarters of 2017, however, our visibility in the second half of 2017 remains cautious, and market conditions remain challenging in certain key end markets. We expect the FRP segment to reach a low-single digit operating profit level, as a percentage of sales.

“We expect 2017 to be another step in our continuing journey toward our goals of long-term profitable growth and consistently earning a premium to our cost of capital. Cash generation from operations will remain a key focus throughout 2017. We do not expect to pay any U.S. federal taxes in 2017 due to net operating loss carryforwards, and we intend to carefully balance our working capital and other cash needs with the pace of our capital expenditure requirements, pension funding requirements, and debt obligations. We expect 2017 capital expenditures to be approximately $125 million, including 2016 carryover and approximately $40 million for the expansion at our 60% owned Chinese joint venture, STAL. Beyond 2017, we continue to expect capital expenditures to average no more than $100 million annually for the next several years.

“We currently expect 2017 pre-tax retirement benefit expense to be about $71 million, or approximately $23 million lower than 2016, due primarily to the increase in pension assets, and liability management actions. We expect to make a $135 million cash contribution to the U.S. qualified pension plan in 2017.”

Quarterly Results	Three Months Ended
	Dec. 31	Sept. 30	Dec. 31
	2016	2016	2015
	In Millions
Sales	$796.1	$770.5	$738.9

Net income (loss) attributable to ATI	$9.9	$(530.8)	$(226.9)
Restructuring and other charges, net of tax	(18.6)	(329.1)	(167.3)
Rowley excess operating costs, net of tax	—	(6.1)	(6.7)
Income tax items including valuation allowances	32.4	(173.1)	—
Loss attributable to ATI before special items	$(3.9)	$(22.5)	$(52.9)

	Per Diluted Share
Net income (loss) attributable to ATI	$0.09	$(4.95)	$(2.12)
Restructuring and other charges, net of tax	(0.17)	(3.07)	(1.56)
Rowley excess operating costs, net of tax	—	(0.06)	(0.06)
Income tax items including valuation allowances	0.30	(1.61)	—
Loss attributable to ATI before special items	$(0.04)	$(0.21)	$(0.50)

The accompanying financial tables include a reconciliation and additional explanations of financial information prepared in accordance with U.S. generally accepted accounting principles (GAAP) and non-GAAP financial measures.

Percentage of Total ATI Sales	Three Months Ended
	Dec. 31	Sept. 30	Dec. 31
High-Value Products (excluding GOES)	2016	2016	2015
Nickel-based alloys and specialty alloys	26%	26%	27%
Titanium and titanium alloys	18%	19%	18%
Precision forgings, castings and components	18%	17%	16%
Precision and engineered strip	14%	15%	14%
Zirconium and related alloys	8%	7%	9%
Total High-Value Products	84%	84%	84%

Fourth Quarter and Full Year 2016 Financial Results

  Sales for the fourth quarter 2016 were $796.1 million, a 3% increase compared to the third quarter 2016, with both HPMC and FRP segment sales increasing 3%. HPMC sales reflect stronger demand for nickel-based and specialty alloys mill products, and forged and cast components. FRP sales increased primarily due to stronger demand for standard stainless sheet products.
  Sales for the full year 2016 decreased 16% to $3.13 billion, compared to $3.72 billion for 2015. Compared to the full year 2015, sales decreased 3% in the HPMC segment and 31% in the FRP segment. The FRP sales decrease is primarily due to a 25% decline in standard stainless shipments following the idling of the Midland, PA standard stainless steel operations, and ATI’s exit from the GOES business, in 2016.
  Net income (loss) attributable to ATI for the fourth quarter 2016 was $9.9 million, or $0.09 per share, compared to a loss of $530.8 million, or $(4.95) per share, for the third quarter 2016. Results in both periods include restructuring charges and impacts from income taxes which differ from a standard 35% tax rate, primarily related to income tax valuation allowance changes. Excluding these charges and non-standard income tax effects from both 2016 periods, the net loss attributable to ATI was $3.9 million, or $(0.04) per share, in the fourth quarter 2016 compared to $22.5 million, or $(0.21) per share, in the third quarter 2016.
  Full year 2016 net loss attributable to ATI was $640.9 million, or $(5.97) per share, including all charges, compared to the full year 2015 loss of $377.9 million, or $(3.53) per share.
  Cash on hand at the end of 2016 was $229.6 million, a $79.8 million increase from year-end 2015. Cash used in operations was $43.7 million, and included a $115.0 million contribution to ATI’s U.S. defined benefit pension plan, and a benefit of $91.7 million from lower managed working capital balances. Cash used in investing activities was $200.0 million, entirely related to capital expenditures. Cash provided by financing activities was $323.5 million, with $387.5 million of borrowings of long-term debt, partially offset by $25.8 million of dividends paid to ATI shareholders, and $16.0 million paid to the 40% noncontrolling interest in our STAL joint venture.

High Performance Materials & Components Segment

Market Conditions

  Sales to the commercial jet engine market in the fourth quarter 2016 remained solid, and increased slightly compared to the third quarter 2016. Government aerospace and defense sales were also higher sequentially, while sales to the commercial airframe market were flat. Sales to the electrical energy market improved by 25%, and sales to the oil & gas market increased 9%, both off low levels. Sales of our nickel-based and specialty alloys were 7% higher, and sales of precision forgings and castings increased 10%, both compared to the third quarter 2016. Sales of titanium and titanium alloys were 4% lower. Direct international sales represented over 46% of total segment sales for fourth quarter 2016.

Fourth quarter 2016 compared to fourth quarter 2015

  Sales were $477.2 million, a 4% increase compared to the fourth quarter 2015, primarily as a result of higher sales of nickel-based and specialty stainless alloys, and forged and cast components. Sales to the commercial aerospace market, which represented 63% of fourth quarter 2016 sales, were 19% higher than the fourth quarter 2015, with equal growth in both the commercial jet engine and airframe markets. Sales to the oil & gas market decreased 32% compared to the fourth quarter 2015 due to the ongoing effects of significant supply chain rebalancing. Sales to the electrical energy and medical markets were also weaker.
  Segment operating profit was $53.8 million, or 11.3% of sales, compared to $21.0 million, or 4.6% of sales for the fourth quarter 2015. HPMC segment operating profit has increased for six consecutive quarters, reflecting improving utilization on increasing aerospace and defense sales and the benefits of the 2016 titanium operations restructuring activities, including the Rowley, UT titanium sponge operations idling.

Flat Rolled Products Segment

Market Conditions

  Market conditions improved in the fourth quarter 2016, particularly for commodity standard stainless products. Sales of standard grade stainless sheet products were 25% higher and overall standard grade sales volume increased 10%, compared to the third quarter 2016. Sales of high-value products were slightly lower on 3% higher shipment volume, reflecting a weaker product mix, compared to the third quarter of 2016. Flat Rolled Products segment shipment information is presented in the attached Selected Financial Data – Mill Products table. Direct international sales represented 34% of total segment sales for fourth quarter 2016.

Fourth quarter 2016 compared to fourth quarter 2015

  Sales were $318.9 million, a 13.2% increase compared to the prior year period, due to a recovery from exceptionally weak market conditions in the fourth quarter 2015. Sales in the fourth quarter 2015 also included GOES and certain standard stainless sheet products, for which production was idled in early 2016. Shipments of high-value products increased 16%, excluding GOES volume in 2015 for comparison. Shipments of standard stainless products increased 25% compared to the fourth quarter 2015. Average selling prices were 12% higher for high-value products and 18% higher for standard stainless products.
  Segment operating results were a loss of $0.8 million, compared to a 2015 segment operating loss of $120.1 million. Segment operating results in the fourth quarter 2016 reflect slowly improving selling prices, and the benefits of cost reductions and improving operating performance following the end of the work stoppage in March 2016. Results for the fourth quarter 2015 include the effects of weak market conditions, very low base-selling prices and raw material surcharges, and the effects of lower operating levels following the mid-August 2015 work stoppage.

Restructuring and Other Charges

  The fourth quarter 2016 includes $28.6 million of restructuring charges, including $13.0 million for additional HPMC segment titanium operations closure-related actions at the Rowley, UT, Frackville, PA and Albany, OR titanium operations, and $15.6 million for FRP closure-related costs at the Midland and Bagdad, PA facilities and for additional FRP severance charges for salaried workforce reductions. These restructuring charges, which are excluded from business segment results, include contractual obligations, closure costs, severance and supplemental unemployment benefits. FRP restructuring costs also include $3.4 million of special termination benefits for pension and other postretirement benefit plans.

Closed Operations and Other Expenses

  Closed operations and other expenses in the fourth quarter 2016 decreased $5.4 million compared to the third quarter 2016, to $10.0 million, primarily due to lower Rowley costs as indefinite idling and shutdown activities were completed in the quarter. Closed operations costs in the fourth quarter 2016 also include certain costs of the Midland and Bagdad facilities, which were announced as being permanently idled in October 2016. Other closed operations costs including environmental, insurance and retirement benefits expenses were comparable with prior periods.

Income Taxes

  The fourth quarter 2016 benefit for income taxes was $42.5 million, or 148% of the pretax loss, primarily due to adjustments to the income tax valuation allowance on ATI’s U.S. federal deferred tax assets. For fiscal year 2016, ATI’s tax rate benefit was 14.6%, including the effects of income tax valuation allowance charges due to cumulative losses from U.S. operations. For fiscal year 2017, ATI expects to report results using approximately a 10% effective tax rate, primarily due to the ongoing effects of the income tax valuation allowance.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, January 24, 2017, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, oil and gas/chemical and hydrocarbon processing industry, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, project cost overruns or unanticipated costs and expenses, or other factors; (d) continued decline in, or volatility of, prices, and availability of supply, of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; (g) labor disputes or work stoppages; and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2015, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With 2016 revenue of $3.1 billion, our largest market (over 50% of sales) is aerospace & defense, particularly jet engines, and we have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products. ATIMetals.com

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2016	2016	2015	2016	2015

Sales	$796.1	$770.5	$738.9	$3,134.6	$3,719.6

Cost of sales	698.8	720.3	836.4	2,972.1	3,659.3
Gross profit (loss)	97.3	50.2	(97.5)	162.5	60.3

Selling and administrative expenses	65.3	60.5	40.8	247.7	238.8
Restructuring charges	28.6	488.6	64.3	527.2	64.3
Impairment of goodwill	-	-	126.6	-	126.6
Operating income (loss)	3.4	(498.9)	(329.2)	(612.4)	(369.4)
Interest expense, net	(32.8)	(32.6)	(29.2)	(124.0)	(110.2)
Other income (expense), net	0.6	-	(0.7)	2.4	1.6
Loss before income taxes	(28.8)	(531.5)	(359.1)	(734.0)	(478.0)
Income tax benefit	(42.5)	(4.3)	(135.8)	(106.9)	(112.1)
Net income (loss)	$13.7	$(527.2)	$(223.3)	$(627.1)	$(365.9)
Less: Net income attributable to noncontrolling interests	3.8	3.6	3.6	13.8	12.0
Net income (loss) attributable to ATI	$9.9	$(530.8)	$(226.9)	$(640.9)	$(377.9)

Per common share:
Basic net income (loss) attributable to ATI	$0.09	$(4.95)	$(2.12)	$(5.97)	$(3.53)

Diluted net income (loss) attributable to ATI	$0.09	$(4.95)	$(2.12)	$(5.97)	$(3.53)

Weighted average common shares outstanding -- basic (millions)	107.3	107.3	107.3	107.3	107.3
Weighted average common shares outstanding -- diluted (millions)	108.7	107.3	107.3	107.3	107.3
Actual common shares outstanding -- end of period (millions)	108.9	108.9	109.2	108.9	109.2

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2016	2016	2015	2016	2015
Sales:
High Performance Materials & Components	$477.2	$461.8	$457.3	$1,930.4	$1,985.9
Flat Rolled Products	318.9	308.7	281.6	1,204.2	1,733.7

Total External Sales	$796.1	$770.5	$738.9	$3,134.6	$3,719.6

Operating Profit (Loss):

High Performance Materials & Components	$53.8	$47.0	$21.0	$168.7	$157.1
% of Sales	11.3%	10.2%	4.6%	8.7%	7.9%

Flat Rolled Products	(0.8)	(20.8)	(120.1)	(163.0)	(241.9)
% of Sales	-0.3%	-6.7%	-42.6%	-13.5%	-14.0%

Operating Profit (Loss)	53.0	26.2	(99.1)	5.7	(84.8)
% of Sales	6.7%	3.4%	-13.4%	0.2%	-2.3%

LIFO and net realizable value reserves	0.4	-	0.1	0.8	0.1

Corporate expenses	(10.8)	(9.8)	(11.1)	(43.4)	(44.7)

Closed operations and other expenses	(10.0)	(15.4)	(3.5)	(34.6)	(22.1)

Restructuring and other charges	(28.6)	(499.9)	(89.7)	(538.5)	(89.7)

Impairment of goodwill	-	-	(126.6)	-	(126.6)

Interest expense, net	(32.8)	(32.6)	(29.2)	(124.0)	(110.2)

Loss before income taxes	$(28.8)	$(531.5)	$(359.1)	$(734.0)	$(478.0)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	December 31	December 31
	2016	2015
ASSETS

Current Assets:
Cash and cash equivalents	$229.6	$149.8
Accounts receivable, net of allowances for doubtful accounts	452.1	400.3
Inventories, net	1,037.0	1,271.6
Prepaid expenses and other current assets	47.8	45.9
Total Current Assets	1,766.5	1,867.6

Property, plant and equipment, net	2,498.9	2,928.2
Goodwill	641.9	651.4
Other assets	262.7	304.5

Total Assets	$5,170.0	$5,751.7

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$294.3	$380.8
Accrued liabilities	309.3	301.8
Short term debt and current portion of long-term debt	105.1	3.9
Total Current Liabilities	708.7	686.5

Long-term debt	1,771.9	1,491.8
Accrued postretirement benefits	317.7	359.2
Pension liabilities	827.9	833.8
Deferred income taxes	15.6	75.6
Other long-term liabilities	83.4	108.3
Total Liabilities	3,725.2	3,555.2

Redeemable noncontrolling interest	-	12.1

Total ATI stockholders' equity	1,355.2	2,082.8
Noncontrolling interests	89.6	101.6
Total Equity	1,444.8	2,184.4

Total Liabilities and Equity	$5,170.0	$5,751.7

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)

	Fiscal Year Ended
	December 31
	2016	2015

Operating Activities:

Net loss	$(627.1)	$(365.9)

Depreciation and amortization	170.3	189.9
Non-cash restructuring and other charges	471.3	54.5
Impairment of goodwill	-	126.6
Deferred taxes	(119.8)	(118.0)
Change in managed working capital	91.7	229.0
Change in retirement benefits (a)	(80.0)	14.3
Accrued liabilities and other	49.9	1.0
Cash provided by (used in) operating activities	(43.7)	131.4
Investing Activities:
Purchases of property, plant and equipment	(202.2)	(144.5)
Purchases of businesses, net of cash acquired	-	(0.5)
Asset disposals and other	2.2	(0.1)
Cash used in investing activities	(200.0)	(145.1)
Financing Activities:
Borrowings on long-term debt	387.5	-
Payments on long-term debt and capital leases	(2.7)	(23.6)
Net borrowings under credit facilities	3.1	1.5
Debt issuance costs	(10.4)	-
Dividends paid to shareholders	(25.8)	(66.5)
Dividends paid to noncontrolling interests	(16.0)	(16.0)
Acquisition of noncontrolling interests	(12.2)	-
Taxes on share-based compensation and other	-	(1.4)
Cash provided by (used in) financing activities	323.5	(106.0)
Increase (decrease) in cash and cash equivalents	79.8	(119.7)
Cash and cash equivalents at beginning of period	149.8	269.5
Cash and cash equivalents at end of period	$229.6	$149.8

(a)	Includes $(115) million contribution to the U.S. defined benefit pension plan in 2016.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data - Mill Products
(Unaudited)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2016	2016	2015	2016	2015
Shipment Volume:

Flat Rolled Products (000's lbs.)
High value	75,708	73,481	65,030	293,589	317,054
Standard	112,164	102,252	89,397	385,010	514,035
Flat Rolled Products total	187,872	175,733	154,427	678,599	831,089

Average Selling Prices:

Flat Rolled Products (per lb.)
High value	$2.54	$2.64	$2.26	$2.59	$2.50
Standard	$1.11	$1.10	$0.94	$1.06	$1.16
Flat Rolled Products combined average	$1.68	$1.75	$1.50	$1.72	$1.67

Note: High value products exclude GOES for all periods presented.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31	December 31
	2016	2016	2015	2016	2015

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$9.9	$(530.8)	$(226.9)	$(640.9)	$(377.9)
Redeemable noncontrolling interest	-	-	-	-	(0.3)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Numerator for Dilutive net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$9.9	$(530.8)	$(226.9)	$(640.9)	$(378.2)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.3	107.3	107.3	107.3	107.3
Effect of dilutive securities:
Share-based compensation	1.4	-	-	-	-
4.75% Convertible Senior Notes due 2022	-	-	-	-	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average assuming conversions	108.7	107.3	107.3	107.3	107.3

Basic net income (loss) attributable to ATI per common share	$0.09	$(4.95)	$(2.12)	$(5.97)	$(3.53)

Diluted net income (loss) attributable to ATI per common share	$0.09	$(4.95)	$(2.12)	$(5.97)	$(3.53)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2016	2015

Accounts receivable	$452.1	$400.3
Inventory	1,037.0	1,271.6
Accounts payable	(294.3)	(380.8)
Subtotal	1,194.8	1,291.1

Allowance for doubtful accounts	7.3	4.5
LIFO reserve	(97.3)	(136.4)
Inventory reserves	169.0	206.3
Managed working capital	$1,273.8	$1,365.5

Annualized prior 3 months sales	$3,184.2	$2,955.5

Managed working capital as a % of annualized sales	40.0%	46.2%

December 31, 2016 change in managed working capital	$(91.7)

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	December 31	December 31
	2016	2015

Total debt (a)	$1,894.1	$1,505.2
Less: Cash	(229.6)	(149.8)
Net debt	$1,664.5	$1,355.4

Net debt	$1,664.5	$1,355.4
Total ATI stockholders' equity	1,355.2	2,082.8
Net ATI capital	$3,019.7	$3,438.2

Net debt to ATI capital	55.1%	39.4%

Total debt (a)	$1,894.1	$1,505.2
Total ATI stockholders' equity	1,355.2	2,082.8
Total ATI capital	$3,249.3	$3,588.0

Total debt to total ATI capital	58.3%	42.0%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

Allegheny Technologies Incorporated and Subsidiaries
Non-GAAP Financial Measures
(Unaudited, dollars in millions, except per share amounts)

The Company reports its financial results in accordance with accounting principles generally accepted in the United States of America ("GAAP"). However, management believes that certain non-GAAP financial measures, used in managing the business, may provide users of this financial information with additional meaningful comparisons between current results and results in prior periods. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP. The following table provides the calculation of the non-GAAP financial measures discussed in the Company's press release dated January 24, 2017:

	Three Months Ended			Fiscal Year Ended
	December 31	September 30	December 31	December 31
	2016	2016	2015	2016

Income (loss) attributable to ATI	$9.9	$(530.8)	$(226.9)	$(640.9)
Adjustments:
Restructuring and other charges, net of tax (a)	(18.6)	(329.1)	(167.3)	(354.8)
Rowley excess operating costs, net of tax (b)	-	(6.1)	(6.7)	(19.3)
Work stoppage and return-to-work costs (c)	-	-	-	(28.1)
Income tax items including valuation allowances (d)	32.4	(173.1)	-	(141.3)
Loss attributable to ATI excluding special items	$(3.9)	$(22.5)	$(52.9)	$(97.4)

	Per Diluted Share
Income (loss) attributable to ATI	$0.09	$(4.95)	$(2.12)	$(5.97)
Adjustments:
Restructuring and other charges, net of tax (a)	(0.17)	(3.07)	(1.56)	(3.30)
Rowley excess operating costs, net of tax (b)	-	(0.06)	(0.06)	(0.18)
Work stoppage and return-to-work costs (c)	-	-	-	(0.27)
Income tax items including valuation allowances (d)	0.30	(1.61)	-	(1.31)
Loss attributable to ATI excluding special items	$(0.04)	$(0.21)	$(0.50)	$(0.91)

(a) Restructuring and other charges include the following:

For the three months ended December 31, 2016, $28.6 of pre-tax restructuring charges ($18.6 after-tax at a standard 35% tax rate), or $(0.17) per share, including $13.0 for additional HPMC segment titanium operations closure-related actions at the Rowley, UT, Frackville, PA and Albany, OR titanium operations, and $15.6 for FRP closure-related costs at the Midland and Bagdad, PA facilities and for additional FRP severance charges for salaried workforce reductions. These restructuring charges, which are excluded from business segment results, include contractual obligations, closure costs, severance and supplemental unemployment benefits. FRP restructuring costs also include $3.4 of special termination benefits for pension and other postretirement benefit plans.

For the three months ended September 30, 2016, $471.3 of pre-tax asset impairment charges ($310.3 after-tax), or $(2.89) per share, and $28.6 of pre-tax shutdown, idling and employee benefit costs ($18.8 after-tax), or $(0.18) per share for the Rowley, UT facility, which are excluded from HPMC segment results.

For the three months ended December 31, 2015, $216.3 of pre-tax impairment and restructuring charges ($135.3 after-tax), or $(1.26) per share including $126.6 FRP segment goodwill impairment, $54.5 for FRP asset impairments at Midland, PA and GOES operations, $25.4 for titanium inventory valuation, and $9.8 of severance and other costs. Charges also include $51.2 of pre-tax Net Realizable Value inventory valuation adjustments ($32.0 after-tax), or $(0.30) per share.

For the fiscal year ended December 31, 2016, amounts include additional charges for severance actions.

(b) During the third quarter of 2016, the Company indefinitely idled its titanium sponge production facility in Rowley, UT. These amounts represent the above-market production costs and other operating expenses for this facility for the periods indicated, net of expected ongoing carrying costs, and have been adjusted out of the Company's GAAP amounts to provide Company results that are more representative of the fourth quarter 2016 and future periods, which will exclude these costs.

(c) For the first six months of fiscal year 2016, the Company incurred costs associated with the work stoppage and return-to-work of USW-represented employees including reduced operating efficiencies, out-of-phase raw material costs, and provisions of the new labor agreements.

(d) Amounts for the three months ended December 31, 2016 include $32.4, or $0.30 per share, of above-normal income tax benefits compared to those that would apply at a standard 35% tax rate, primarily related to income tax valuation allowance changes. Amounts for the three months ended September 30, 2016 include a charge of $173.1, or $(1.61) per share primarily related to income tax valuation allowances recorded on U.S. federal deferred tax assets due to cumulative losses from U.S. operations. Amounts for the fiscal year ended December 31, 2016 include $141.3 or $(1.31) per share, of below-normal income tax benefits on the $734.0 pretax loss due primarily to valuation allowances recorded on U.S. federal deferred tax assets.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004